EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2008, accompanying the combined and consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Atlas Energy Resources, LLC on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Atlas Energy Resources, LLC on Form S-8, effective January 17, 2007, and Form S-3, effective February 20, 2008.

/s/ GRANT THORNTON LLP

Cleveland, Ohio
February 27, 2008